STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

First: The name of this Corporation is CAPSTONE INTERNATIONAL CORPORATION.

Second: Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the registered agent is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total authorized capital stock of this corporation is 100,000,000 shares of $.001 par value stock.

Fifth: The name and mailing address of the incorporator are as follows:

James B. Parsons

Parsons Law Firm

500 108th Avenue, N.E., Suite 1710

Bellevue, Washington 98004

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the state of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this the 15th day of November, A.D. 2000.

/S/ JAMES B. PARSONS

James B. Parsons